Exhibit 10.2

LAST OUT DEBT AGREEMENT

This LAST OUT DEBT AGREEMENT (this “Agreement”), dated as of February 4, 2009, is entered into by and between Accuride Corporation, a Delaware corporation (the “Company”), and Sun Accuride Debt Investments, LLC (the “Investor”).  Certain capitalized terms used herein are defined in Section 4.1 hereof.

W I T N E S S E T H:

WHEREAS, the Company is a party to that certain Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005, among the Company, Accuride Canada Inc., the banks, financial institutions and other institutional lenders listed on the signature pages thereto, Citicorp USA, Inc., and such other agents and arrangers party thereto, as amended by the First Amendment dated as of November 28, 2007 (the “Credit Agreement”);

 WHEREAS, the Company anticipates that it will be in default of certain financial covenants in the Credit Agreement as of December 31, 2008 and desired that the Credit Agreement be amended to reset certain financial covenants and provide other relief favorable to the Company;

WHEREAS, the Investor is a Term Lender under the Credit Agreement holding loans in the original principal amount of $70,065,846 (the “Term Loans”);

WHEREAS, the Company has negotiated an amendment to the Credit Agreement to reset certain of the financial covenants and provide other relief favorable to the Company (the Credit Agreement as so amended, the “Amended Credit Agreement”); and

WHEREAS, the Investor is willing to enter into such amendment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

Section I

CLOSING TRANSACTIONS

1.1           Closing.  The closing of the Transaction (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, 200 E. Randolph Drive, Chicago, Illinois, 60601, at 10:00 a.m., local time, on the date hereof (the “Closing Date”).

1.2           Closing Transactions.  At the Closing:

(a)                                  the Investor, the Company, the Company’s Subsidiaries and the other parties thereto shall execute and deliver to the other parties thereto the Amended Credit Agreement;

(b)                                 the Company shall duly adopt the amended and restated bylaws attached hereto as Annex A (the “Amended and Restated Bylaws”) and deliver to the Investor a certified copy thereof, as the Company’s bylaws in effect as of the Closing;

(c)                                  the Company shall file with the Secretary of State of the State of Delaware the certificate of designation containing the provisions in the form attached hereto as Annex B (the “Certificate of Designation”) creating a series of one share of preferred stock designated as Series A Preferred Stock;

(d)                                 the Company shall deliver to the Investor certified copies of the Company’s certificate of incorporation and or any document amendatory or supplemental thereto including the Certificate of Designation, each as in effect at the Closing;

(e)                                  the Company shall deliver the Series A Preferred Share (the “Preferred Share”) to the Investor;

(f)                                    the Company shall execute and deliver the warrant attached hereto as Annex C (the “Warrant”, and together with the Preferred Share, the “Issued Securities”) to the Investor;

(g)                                 the Company and the Investor shall each execute and deliver to the other party the registration agreement attached hereto as Annex D (the “Registration Rights Agreement”);

(h)                                 the Company and an Affiliate of the Investor shall each execute and deliver to the other party the consulting agreement attached hereto as Annex E (the “Consulting Agreement”);

(i)                                     the Company and each of Brian Urbanek, Jason Neimark, Douglas Werking, Thomas Taylor and Donald Mueller shall each execute and deliver to the other party an indemnification agreement substantially in the form attached hereto as Annex F;

(j)                                     the Company shall deliver to the Investor the Indemnification Subordination Agreements attached hereto as Annex G;

(k)                                  the Company shall deliver to the Investor certified copies of the resolutions duly adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(l)                                     the Company shall deliver to the Investor certified copies of the resolutions duly adopted by the boards of directors of each Subsidiary of the Company (as applicable) authorizing the transactions contemplated hereby and the execution, delivery and performance of any agreements executed by such subsidiary in connection therewith;

(m)                               the Company shall deliver to the Investor copies of all governmental consents, approvals and filings required in connection with the consummation of the transactions hereunder pursuant to the laws of Delaware; and

(n)                                 the Company shall reimburse the Investor and its Affiliates (together, the “Investor Parties”) for the fees, costs and expenses incurred by the Investor Parties as described in Section 3.8 hereof.

Section II

REPRESENTATIONS AND WARRANTIES

2.1           Representations and Warranties of the Company.  The Company represents and warrants to the Investor that as of the date hereof and as of the Closing Date (or such other date specified herein):

(a)                                  Organization, Authority and Significant Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which its ownership of property or conduct of business requires it to qualify.  The Company possesses all requisite corporate power and authority and all material licenses, permits and authorizations necessary to own and operate its properties, to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.  Each Subsidiary of the Company has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization.

(b)                                 Capitalization.

(i)                                     The authorized capital stock of the Company consists of (a) 5,000,000 shares of preferred stock and (b) 100,000,000 shares of Common Stock.  As of January 23, 2008 (the “Common Stock Capitalization Date”), zero shares of preferred stock were issued and outstanding and 36,323,698 shares of Common Stock were issued, of which 36,184,053 were outstanding.  The 36,323,698 shares of issued Common Stock includes 139,645 shares of Common Stock held by the Company in its treasury account and 250,000 shares of restricted Common Stock held for the benefit of Mr. William M. Lasky.  As of the Common Stock Capitalization Date, there were outstanding (i) options to purchase 549,525 shares of Common Stock, (ii) stock appreciation rights to acquire 809,051 shares of Common Stock, (iii) deferred rights to acquire 8,750 shares of Common Stock, (iv) restricted stock units to acquire 217,883 shares of Common Stock and (v) restricted stock awards to acquire 250,000 shares of Common Stock (as described in the preceding sentence). The outstanding shares of Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights).  Except as set forth above or in connection with this Agreement, as of the Closing Date, there are no shares of Common Stock reserved for issuance, the Company does not have outstanding any securities providing the holder the right to acquire Common Stock and the Company does not have any commitment to authorize, issue or sell any Common Stock.  Since the Common Stock Capitalization Date, the Company has not issued any shares of Common Stock, other than upon the exercise of stock options or delivered under awards granted under the Company’s 2005 Incentive Award Plan, as amended and restated effective September 22, 2008.  As of the Closing Date, the Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock or any warrants, options or other rights to acquire its capital stock.

(ii)                                  There are no statutory or contractual stockholder’s preemptive rights or rights of refusal with respect to the issuance of the Warrant or the issuance of Common Stock upon exercise of the Warrant.  The offer and issuance of the Warrant does not require registration or qualification under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws.  To the best of the Company’s knowledge, there are no agreements in effect between the Company’s stockholders with respect to the voting or transfer of the Company’s capital stock, except for the Amended and Restated Registration Rights Agreement, dated January 31, 2005, by and among the Company and the stockholders listed on the signature pages thereto.

(c)                                  Preferred Share.   The Company has adopted, executed and filed the Certificate of Designation in the form attached hereto as Annex A with the Secretary of State of the State of Delaware, and such Certificate of Designation is in full force and effect.  The Preferred Share has been duly and validly authorized, and, when issued and delivered pursuant to this Agreement, the Preferred Share will be duly and validly issued, fully paid and non-assessable, free from all taxes, liens and charges and will not be subject to preemptive rights of any other stockholders of the Company.  The Preferred Share was issued without violation of any applicable law or governmental regulation.  The Company has not adopted or filed any other document designating terms, relative rights or preferences of its preferred stock other than the Certificate of Designation.

(d)                                 The Warrant and Warrant Shares.  The Warrant has been duly authorized and, when executed and delivered as contemplated hereby, will constitute a valid and legally binding obligation of the Company in accordance with its terms, and the shares of Common Stock issuable upon exercise of the Warrant (the “Warrant Shares”) have been duly authorized and reserved for issuance upon exercise of the Warrant and when so issued will be validly issued, fully paid and non-assessable, free from all taxes, liens and charges and will not be subject to preemptive rights of any other stockholders of the Company.

(e)                                  Authorization; No Breach.  The execution, delivery and performance of this Agreement, the Amended Credit Agreement, the Warrant, the Registration Rights Agreement, the Consulting Agreement and all other agreements and instruments contemplated hereby (including the Transaction Documents) to which the Company is a party and the Certificate of Designation and Amended and Restated Bylaws have been duly, validly and unanimously authorized by the board of directors of the Company. This Agreement, the Amended Credit Agreement, the Warrant, the Registration Rights Agreement, the Consulting Agreement, the Certificate of Designation and all other agreements and instruments contemplated hereby (including the Transaction Documents) to which the Company is a party each constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally.  The Letter constitutes a valid and binding obligation of the Specified Director (as defined in Section 3.1(d)), enforceable against the Specified Director in accordance with its terms.  The Amended and Restated Bylaws attached hereto as Annex B are in full force and effect as so amended.  The execution and delivery by the Company of this Agreement, the Amended Credit Agreement, the Warrant, the Registration Rights Agreement, the Consulting Agreement and all other agreements and instruments contemplated hereby to which the Company is a party, the offering and issuance of the Warrant, the issuance of Warrant Shares, the amendment of the Company’s bylaws and the filing of the Certificate of Designation, and the fulfillment of and compliance with the respective terms hereof and thereof by the Company, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company’s or any of its Subsidiaries’ capital stock or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) require any authorization, consent, approval, exemption, registration, review by or other action by or notice or declaration to, or filing (other than any current report on Form 8-K required to be filed with the SEC) with, any court or administrative or governmental body or agency pursuant to, the certificate of incorporation (including the Certificate of Designation) or bylaws of the Company or any of its Subsidiaries, or any material law, statute, rule or regulation to which the Company or any of its Subsidiaries are subject, or any material agreement, instrument, order, judgment or decree to which the Company or any of its Subsidiaries is subject.  No other corporate proceedings are necessary for the execution and delivery by the Company of this Agreement, the performance of its obligations hereunder or the consummation by it of the transactions contemplated hereby, except for such proceedings, including obtaining the affirmative vote of the Company’s stockholders, as may be required by the applicable rules and regulations of any United States national securities exchange on which any class of the Company’s capital stock may be listed at the time of exercise of the Warrant and issuance of the Warrant Shares.

(f)                                    Amended Credit Agreement.  The Company and its Subsidiaries shall have entered into the Amended Credit Agreement and the Amended Credit Agreement is in full force and effect.

(g)                                 Company Financial Statements.

(i)                                     The consolidated financial statements of the Company and its consolidated subsidiaries included or incorporated by reference in the reports and forms filed with the Securities and Exchange Commission (the “Commission”) under Sections 13(a), 14(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) on or after January 1, 2008 and prior to the Closing (the “SEC Reports”) present fairly in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates indicated therein and the consolidated results of their operations for the periods specified therein; and except as stated therein, such financial statements were prepared in conformity with GAAP applied on a consistent basis (except as may be noted therein).

(ii)                                  Deloitte & Touche LLP, who have certified certain financial statements of the Company and its Subsidiaries, are independent accountants as required by the Exchange Act and the rules and regulations of the Commission and the Public Company Accounting Oversight Board.

(h)                                 No Material Adverse Effect.  To the Company’s knowledge, except as set forth on Schedule 2.1(h), since December 31, 2007, no fact, circumstance, event, change,

occurrence, condition or development has occurred that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on the financial condition of the Company and its Subsidiaries, taken as a whole.

(i)                                     Reports.

(i)                                     Since December 31, 2007, the Company has complied in all material respects with the filing requirements of Sections 13(a), 14(a) and 15(d) of the Exchange Act.

(ii)                                  The SEC Reports, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the Commission thereunder, and none of such documents, when they became effective or were filed with the Commission, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(j)                                     Amended Credit Agreement Representations and Warranties.  Each of the Company’s representations and warranties set forth in the Amended Credit Agreement, as modified by the disclosure schedules therein, are true and correct as of the date hereof, and each such representation and warranty is incorporated mutatis mutandis as if set forth fully in this Agreement and as if applicable to the Investor and this Agreement.

(k)                                  Brokerage.  Except for fees set forth on Schedule 2.1(k), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement binding upon the Company or any of its Subsidiaries.  The Company shall pay, and hold the Investor harmless against, any liability, loss or expense (including reasonable attorneys’ fees and out-of-pocket expenses) arising in connection with any such claim.

2.2           Representations and Warranties of the Investor.  The Investor hereby represents and warrants to the Company that as of the date hereof and the Closing Date:

(a)                                  Status.  The Investor has been duly organized and is validly existing as a limited liability company under the laws of Delaware.

(b)                                 Authorization; No Breach.  The execution, delivery and performance of this Agreement, the Amended Credit Agreement, the Registration Rights Agreement, and all other agreements and instruments contemplated hereby to which the Investor is a party have been duly and validly authorized by all necessary action of the Investor.  This Agreement, the Amended Credit Agreement, the Registration Rights Agreement, and all other agreements and instruments contemplated hereby to which the Investor is a party each constitute a valid and binding obligation of the Investor, enforceable in accordance with its terms.  The execution and delivery by the Investor of this Agreement, the Amended Credit Agreement, the Registration Rights Agreement and all other agreements and instruments contemplated hereby to which the Investor is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by the Investor, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Investor’s membership interests or assets pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing (other than any report required to be filed with the SEC) with, any court or administrative or governmental body or agency pursuant to, the governing documents of the Investor, or any law, statute, rule or regulation to which the Investor is subject, or any agreement, instrument, order, judgment or decree to which the Investor is subject.

(c)                                  Accredited Investor.  The Investor is an accredited investor within the meaning of Rule 501(a) under the Securities Act.

(d)                                 Investment Intent.  The Investor will acquire for investment for the Investor’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof in, or otherwise distributing, the Issued Securities.

(e)                                  Investor Capacity.  The Investor is able to bear the economic risk of an investment in the Issued Securities and has sufficient net worth to sustain a loss of all of its investment in the Issued Securities if such a loss should occur.

(f)                                    Due Diligence.  The Investor has had adequate opportunity to obtain documents, records and information from and to ask questions of, and receive answers from, the Company’s officers, employees, agents, accountants and representatives concerning the business, operations, financial condition, assets, liabilities and all other matters relating to the Company and its Subsidiaries relevant to its investment in the Issued Securities (it being understood by the Company that the Investor is relying on the representations, warranties, covenants and other provisions in this Agreement and the other documents and agreements contemplated hereunder and nothing in this Section 2.2(f) shall limit the Investor’s rights with respect to breaches of representations, warranties, covenants and other provisions in this Agreement and the other documents and agreements contemplated hereunder).

(g)                                 Unregistered Securities.  The Investor understands and hereby acknowledges that it is aware that the Issued Securities have not been registered under the Securities Act or any similar state securities laws and that the Issued Securities will be issued by the Company in reliance upon exemptions from the registration requirements of such laws.  The Investor further understands and acknowledges that all representations, warranties and agreements made herein form, in part, the basis for the foregoing exemptions under the Securities Act and the applicable state securities laws, and that in issuing the Issued Securities to the Investor, the Company has relied on all representations, warranties and agreements of the Investor contained herein.

(h)                                 Certain Tax Matters.  The Investor does hereby acknowledge that it (i) has reviewed with its own tax advisors the federal, state, local and foreign tax consequences to it of an investment in the Issued Securities, (ii) is relying solely on such advisors and not on any statements or representations of the Company or any of their agents in connection therewith and (iii) understands that it shall be responsible for its own tax liability that may arise as a result of this investment in the Issued Securities.

Section III

ADDITIONAL AGREEMENTS

3.1           Governance Matters.

(a)                                  In connection with the increase in size of the Company’s board of directors contemplated by the Amended and Restated Bylaws, the Investor shall have the right to nominate one person (who is not an officer or an Affiliate of any Investor Party) (the “Independent Director”) for election to the board of directors of the Company at the next annual meeting of the Company’s stockholders at which directors are elected (the “Annual Meeting”); provided, that in the case that a qualified Independent Director has not been identified in time for inclusion in a proxy statement relating to the Annual Meeting, the Investor shall use commercially reasonable efforts to promptly identify a qualified candidate to serve as the Independent Director following the Annual Meeting, at which point the Company will promptly (and in no event more than five (5) business days after the nomination of the Independent Director by the Investor) cause the Independent Director to be elected or appointed to its board of directors.  Such Independent Director shall meet the standards for independence set forth in the New York Stock Exchange Listed Company Manual Section 303A.00, including with respect to the Investor and any of its Affiliates.  After such appointment, so long as the Investor Parties in the aggregate hold at least 10% of the outstanding Common Stock (including for this purpose, shares of Common Stock issuable upon exercise of the Warrant any other warrants, options or similar rights held by the Investor Parties, but excluding, for avoidance of doubt, any other warrants, options or similar rights held by any other Persons), unless the Investor gives its written consent otherwise, the Company will be required to recommend to its stockholders the election of the Independent Director to the board of directors at future annual meetings.  Unless the Investor gives written consent otherwise, the Company shall use commercially reasonable efforts to have the Independent Director elected as a director of the Company and the Company shall solicit proxies for such person to the same extent as it does for any of its other nominees to the board of directors.

(b)                                 For as long as the Preferred Share is outstanding, (i) the holder of the Preferred Share shall have the sole right to nominate, and shall, as promptly as practicable, nominate, candidates to fill vacancies resulting from the death, resignation, retirement, disqualification, removal or other cause of any director elected by the holder of the Preferred Share (all such directors, together with any person who replaced any of such directors, the “Series A Directors”) or the Independent Director, (ii) the majority vote of the Series A Directors then in office shall be required for the board of directors to fill any vacancies on the board resulting from the death, resignation, retirement, disqualification, removal or other cause of any of the Series A Directors or the Independent Director, and (iii) the majority vote of the Common Directors then in office shall be required for the board of directors to fill any vacancies on the board resulting from the death, resignation, retirement, disqualification, removal or other cause of any director who is a Common Director, or to nominate any candidate to be considered for any such vacancy, and the Common Directors shall, as promptly as practicable, nominate candidates to fill any such vacancies.  In addition, for as long as the Preferred Share is outstanding, the majority vote of the Common Directors then in office shall be required for the board of directors to nominate any person for election as a Common Director at an annual or special meeting of stockholders.

(c)                                  The Independent Director and the Series A Directors shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the other members of the board of directors, and the Independent Director and the directors elected by the Investor shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or any committees thereof, to the same extent as the other members of the Board of Directors.  The Company shall notify the Independent Director and the Series A Directors of all regular and special meetings of any committee of the board directors of which any of them is a member.  The Company shall provide the Independent Director and the Series A Directors elected by the Investor with copies of all notices, minutes, consents and other materials provided to all other members of the board of directors concurrently as such materials are provided to the other members.

(d)                                 In lieu of requiring the board of directors to appoint a new director meeting the standards for independence set forth in the New York Stock Exchange Listed Company Manual Section 303A.00 at the Closing, it is hereby agreed that the six directors on the board immediately prior to the Closing shall remain on the board following the Closing; provided, that until such time as one of those six directors has been replaced by a new director meeting the standards of independence set forth in the New York Stock Exchange Listed Company Manual Section 303A.00 and so long as the Investor Parties hold at least 10% of the outstanding Common Stock (including for this purpose shares of Common Stock issuable upon exercise of the Warrant or any other warrants, options or similar rights), the Investor shall have the right to require the Common Directors promptly, but in no event later than the date that is three (3) weeks from the date of such request (such date, the “Resignation Deadline”), to identify one Common Director who shall deliver his or her resignation to, and whose resignation shall be accepted by, the Company by the Resignation Deadline.  If no such resignation has been delivered to, and accepted by, the Company by the Resignation Deadline, the letter previously delivered to the Company by one its directors (the “Letter”) shall become effective, and the director who delivered the Letter (the “Specified Director”) shall no longer be a director of the Company.  Following such resignation or removal, any candidate nominated to fill the resulting vacancy shall meet the standards for independence set forth in the New York Stock Exchange Listed Company Manual Section 303A.00 and the majority vote of the Common Directors then in office shall be required for the board of directors to nominate such candidate and to fill such vacancy.  The Common Directors shall nominate such candidate as promptly as practicable following such resignation or removal.  The Company shall take all such action necessary or reasonably requested by the Investor to cause the resignation required by, or to otherwise effectuate the provisions of, this Section 3.1(d).

3.2           Directors and Officers Insurance.

(a)                                  For so long as any Series A Director serves on the Company’s board of directors and for a period of six years after the date on which the Series A Directors cease to serve on the Company’s board of directors, the Company shall not amend, repeal or otherwise modify any provision in the Company’s certificate of incorporation or bylaws (or equivalent or related governing documents) relating to the exculpation or indemnification of any officers and/or directors in any manner that would adversely affect, limit or restrict the rights of such directors and/or officers thereunder, it being the intent of the parties that the Series A Directors and the Independent Director shall continue to be entitled to such exculpation and indemnification to the full extent of the law.  For so long as any Series A Director serves on the Company’s board of directors, the Company shall continue in effect, and take all other reasonable action necessary to maintain and provide, “directors and officers” insurance with coverage levels at least as great as those in effect immediately prior to the Closing and covering the Series A Directors and the Independent Director; provided, that Company may adjust and/or reduce such coverage levels from time to time with the prior approval of a majority of the Series A Directors.  On the date on which no Series A Director serves on the Company’s board of directors, the Company shall obtain and fully pay for a “run off” insurance policy or policies in an aggregate amount equal to $25,000,000, providing “Side A directors and officers” insurance coverage, inclusive of a difference-in-conditions (DIC) component, above and beyond the Company’s “directors and officers” insurance in place on such date for the Series A Directors and the Independent Director with a claims period of at least six years from such date; provided, however, that the Company shall not be required to pay a premium for such “run-off” insurance policy in excess of $300,000 (the “Premium Cap”) (it being understood and agreed that in the event such “run-off” insurance policy cannot be obtained for such amount or less, in the aggregate, (a) the Investor, in its sole discretion, may require the Company to purchase such policy, in which case the Investor shall be responsible for the amount by which the premium for such policy exceeds the Premium Cap or (b) if the Investor does not so elect, the Company shall remain obligated to provide the greatest insurance coverage as may be obtained for the Premium Cap); and, provided further, that the Company’s obligation to obtain such “run off” insurance policy shall be deemed to be discharged if the Company’s board of directors is replaced upon the closing of a change in control transaction involving the Company, and “run off” insurance coverage is obtained in connection with such transaction for the benefit of the Series A Directors and the Independent Director, unless the Company’s “directors and officers” insurance coverage is impaired prior to such change of control and subsequent purchase of “run off” insurance coverage, in which case the Company shall obtain and fully pay, up to the amount of the Premium Cap, for a “run off” insurance policy or policies in an aggregate amount equal to such impairment, up to $25,000,000, providing “Side A directors and officers” insurance coverage, inclusive of a difference-in-conditions (DIC) component, above and beyond the Company’s “directors and officers” insurance in place on such date for the Series A Directors and the Independent Director with a claims period of at least six years from such date.  Such “run off” insurance policies shall not be obtained from the insurer then providing the Company’s general “directors and officers” insurance and shall be obtained from an insurer rated A- or higher by Moody’s, Standard & Poor’s, Fitch or a comparable rating agency.  Prior to obtaining such insurance policies, the Company shall provide the Investor with opportunity to comment on the policies the Company intends to obtain, and the Company shall consider implementing the Investor’s comments in good faith.

(b)                                 Following the Closing, if any additional individuals serve as Series A Directors or as the Independent Director, the Company shall enter into indemnification agreements with such individuals substantially in the form of the indemnification agreements in place at the time with the Company’s other directors and officers.

(c)                                  The provisions of this Section 3.2 are intended to be for the benefit of, and shall be enforceable by, any individual who serves as a Series A Director or as the Independent Director.  In the event that the Company or any of its respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers 50% or more of its properties or assets to any Person, then and in each case, proper provision shall be made so the applicable successors and assigns or transferees assume the obligations set forth in this Section 3.2.

3.3                                 Indemnification.  In consideration of the Investor’s subordination of term loan indebtedness and the execution and delivery of this Agreement and in addition to all of the Company’s other obligations under this Agreement, the Company agrees to indemnify and hold harmless the Investor, its Affiliates and any other holder of the Preferred Share or the Warrant and all of their respective officers, directors, members, partners, employees and agents retained in connection with the transactions contemplated by this Agreement, and each Person who controls the Investor within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Indemnitees”), to the fullest extent lawful, from and against any and all actions, causes of action, suits, claims, proceedings, investigations, losses, costs, penalties, fees, liabilities and damages, and expenses (including reasonable attorneys’ fees and disbursements) in connection therewith, irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and amounts paid in settlement and other costs (the “Indemnified Liabilities”), incurred by the Indemnitees or any of them as a result of, or arising out of, or relating to (i) any inaccuracy in or breach of the Company’s representations and warranties in this Agreement or any other Transaction Document (ii) the Company’s breach of agreements or covenants made by the Company in this Agreement or any Transaction Document or (iii) any action, suit, claim, proceeding or investigation by any Governmental Entity, stockholder of the Company (or any other Person (other than the Company) relating to this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents, except, with respect to the obligations of the Company pursuant to this clause (iii) of the foregoing only, to the extent such actions, causes of actions, suits, claims, proceedings, investigations, losses, costs, penalties, fees, liabilities, damages and expenses are judicially determined in a final non-appealable order to have resulted directly and primarily from the gross negligence or willful misconduct of the Indemnitee.  To the extent that the foregoing undertaking by the Company may be unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.  Notwithstanding the foregoing: (a) the maximum indemnification provided to the Investor under clause (i) of this Section 3.3 shall not exceed $50,000,000 and (b) the Company shall not be liable to any party otherwise entitled to indemnification pursuant hereto for any settlement effected by such party without the written consent of the Company, which consent shall not be unreasonably withheld or delayed.

3.4                                 Remedies.  Each holder of the Preferred Share and Warrant Shares shall have all rights and remedies set forth in this Agreement, the Certificate of Designation, the Warrant or any other Transaction Documents and all rights and remedies which such holders have been granted at any time under any other agreement or contract and all of the rights which such holders have under any law.  Any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law.

3.5                                 No Amendment to Certain Governing Documents.  So long as the Investor Parties hold at least 10% of the outstanding Common Stock (including for this purpose, shares of Common Stock issuable upon exercise of the Warrant or any other warrants, options or similar rights held by the Investor Parties, but excluding, for avoidance of doubt, any other warrants, options or similar rights held by any other Persons), the Company shall not, without the prior written consent of the Investor, amend, alter or repeal any of the provisions of the Company’s certificate of incorporation (including the Certificate of Designation) or bylaws or any document amendatory or supplemental thereto, whether by merger, consolidation or otherwise, in a manner that would adversely affect or cause to be terminated (whether by the exchange or conversion of the Preferred Share for either cash or a share or shares, or other securities or interests, in another corporation, or other Person, having the same or different rights than the Preferred Share) the powers, designations, preferences and relative, participating or other rights of the Preferred Share other than a merger to effect a bona fide transaction pursuant to which a 25% or greater interest in the Company (assuming exercise of all outstanding Dilutive Rights, including the Warrant) is obtained by a Person that is not an Affiliate of the Company.  For purposes of this Section 3.5 and Section 4(3) of the Certificate of Designation, any amendment to any provision of the Company’s certificate of incorporation (including the Certificate of Designation) or bylaws or any document amendatory or supplemental thereto that reduces the corporate governance rights of the Series A Directors shall conclusively be presumed to adversely affect the rights of the Preferred Share, including the following provisions of the Company’s bylaws: Section 7(a) (nomination of directors), Section 8 (special stockholder meetings), Section 18 (number of directors), Section 20 (vacancies resulting from reasons other than resignation), Section 21 (vacancies resulting from resignation), Section 22 (removal of directors), Section 23(c) (special meetings of the board), Section 24 (quorum), Section 25 (voting requirements of board)), Section 28 (executive committee), Section 46 (indemnification) and Section 48 (amendments).

3.6                                 Right of Participation.

(a)                                  Notice and Exercise.  So long as the Investor Parties hold at least 10% of the outstanding Common Stock (including for this purpose shares of Common Stock issuable upon exercise of the Warrant or any other warrants, options or similar rights), the Company shall, prior to any proposed issuance of any Equity Securities of the type described in clauses (a) through (c) of the definition of Equity Securities, offer to each Investor Party, as applicable, for a period of ten (10) days from the date on which such notice is received by such Investor Party, to purchase at the same price and for the same consideration for which such securities are to be issued, such Investor Party’s Applicable Percentage of such Equity Securities.

(b)                                 Acceptance.

(i)                                     Any written notice to any Investor Party pursuant to this Section 3.6 shall describe the securities issued or proposed to be issued by the Company and specify the number or amount of securities being offered to such Investor Party, the price and the payment and other terms of the issuance (including the date of closing of the issuance).  Such Investor Party may accept the offer detailed in such notice as to the full number or amount of securities offered to it or any lesser number or amount, by written notice given to the Company prior to the expiration of the ten (10) day period, in which event the Company shall sell and such Investor

Party shall buy, upon the terms of the proposed issuance pursuant to Section 3.6(a), the number or amount of securities agreed to be purchased by such Investor Party.

(ii)                                  The Company shall be free at any time prior to forty-five (45) days after the date of its notice of offer to such Investor Party to offer and sell any securities not agreed by such Investor Party to be purchased by it, for consideration no less favorable to the Company than those specified in such notice of offer to such Investor Party.

3.7                                 Current Public Information.  The Company covenants that it will use commercially reasonable efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the Commission thereunder (or, if the Company is not required to file such reports, it will, upon the request of the Investor Parties, make publicly available such information as necessary, in the opinion of counsel to the Company, to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will use commercially reasonable efforts to take such further action as the Investor Parties may reasonably request, in each case to the extent required from time to time to enable any Investor Party to sell the Warrant or Warrant Shares held by such Investor Party without registration under the Securities Act, including within the limitation of the exemptions provided by (A) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time or (B) any successor rule or regulation hereafter adopted by the Commission.  Upon the written request of the Investor, the Company will deliver to the Investor a written statement that it has complied with such requirements.

3.8                                 Expenses.  The Company shall pay all fees, costs and expenses of the Investor Parties (including legal and accounting fees, costs and expenses) arising in connection with the transactions contemplated hereby in an amount not to exceed $1,325,000 in the aggregate (it being agreed and acknowledged that the Investor Parties may incur reimbursable fees, costs and expenses following the Closing).  For the avoidance of doubt, it is acknowledged and agreed that the total payments made by the Company to the Investor Parties pursuant to the preceding sentence and that certain Letter Agreement, dated as of October 31, 2008 (the “Fee Letter Agreement”), by and between the Company and Sun Capital Securities Group, LLC (“Sun Group”), regarding fees and expenses, exclusivity and termination fee, shall under no circumstances exceed $1,325,000 in the aggregate.  If at any future date, any filings or notices under the Hart-Scott-Rodino Antitrust Improvements Act are required in connection with the Investor Parties’ investment in the Company, the Company shall take all action reasonably requested by the Investor Parties in connection therewith and otherwise cooperate with the Investor Parties in making such filings and/or notices and any fees, costs and expenses of the Investor Parties in connection therewith shall be borne 50% by the Company and 50% by the Investor Parties.  Damages suffered by the Investor Parties for a breach of this Agreement shall in no way be limited by the amounts described in this Section 3.8.

3.9                                 Information Rights.  From the date hereof, until the date when the Investor Parties hold less than 10% of the outstanding Common Stock (including for this purpose shares of Common Stock issuable upon exercise of the Warrant or any other warrants, options or similar rights held by the Investor):

(a)                                  The Company shall permit the Investor Parties, upon reasonable notice and during normal business hours, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, (ii) examine the corporate and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, officers (including the Chief Financial Officer), key employees and independent accountants of the Company and its Subsidiaries.  In addition, the Company shall with reasonable promptness provide the Investor Parties with such other information, reports and financial data concerning the Company and its Subsidiaries as may be reasonably requested by the Investor Parties from time to time.  For the avoidance of doubt, the Company agrees and acknowledges that such requests shall include the provision of regular reports to the Investor Parties, which reports shall include substantially the same information and financial data typically provided to the Investor Parties by portfolio companies of the Investor Parties, a form of which has been provided to the Company.  The presentation of an executed copy of this Agreement by the Investor to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons.

(b)                                 Whether or not any Investor Party is a lender to the Company at such time, concurrently with the delivery thereof to the Company’s or any of its Subsidiaries’ lender(s), the Company shall deliver to the Investor Parties a copy of all financial and other information reports furnished to such lender(s).

3.10                           No Impairment.  The Company shall not by any action, including through any amendment to its certificate of incorporation, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement or any other Transaction Document or any other agreement between the Company and any Investor Party in place from time to time, but will at all times in good faith assist in carrying out all such actions as may be reasonably necessary or appropriate to protect the rights of the Investor  Parties against impairment.

3.11                           FIRPTA.  The Investor hereby represents and the Company acknowledges that certain Investor Parties may be foreign entities or have foreign persons and entities as partners. The Company acknowledges that, upon the request of a foreign person holding an interest in the Company, the Company may be required to file or cause to be filed in the future with the Internal Revenue Service (“IRS”) certain notices and statements required under Section 1.897 2(h) of the Treasury Regulations.  Upon the request of the Investor, the Company shall use commercially reasonable efforts to determine whether it is a  “United States real property holding corporation” within the meaning of Section 897(c)(2) of the IRC.  If the Company determines that it is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the IRC, the Company shall (i) promptly notify the Investor in writing of such determination and (ii) upon written request from the Investor, use commercially reasonable efforts to provide information and certificates to the Investor, including such information and certificates as required by the Investor to comply with its obligations under U.S. federal income tax law, reasonably related to (x) a determination as to whether the Common Stock is of a class that is regularly traded (as defined by Sections 1.897 1(n) and 1.897 9T of the Treasury Regulations) on

an established securities market (as defined by Section 1.897 1(m) of the Treasury Regulations) and (y) the Company’s status as a “United States real property holding corporation.”

3.12                           Further Assurances.  In the event that at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party hereto reasonably may request.  Notwithstanding the foregoing, if at any time (1) the Certificate of Designation or any portion thereof is found to be invalid or ineffective, (2) the Company takes the position that the Certificate of Designation or any portion thereof is invalid or ineffective and refuses to permit the holder of the Preferred Share to exercise any right provided for therein or (3) for any other reason the holder of the Preferred Share otherwise does not receive all of the rights and benefits contemplated by the Certificate of Designation, then the Company shall take all such other action as may be requested by the Investor Parties that is required to cause the Investor Parties, to receive, to the maximum extent permitted by law, the rights and benefits the Investor Parties anticipated the holder of the Preferred Share would receive under the Certificate of Designation (it being agreed and acknowledged that such other action may include, to the fullest extent permitted by applicable law, adopting a new certificate of designation and issuing a new security so as to provide the holder of the Preferred Share with all of the rights and benefits, to the fullest extent permitted by applicable law, as the Investor anticipated could be received by the holder of the Preferred Share under the Certificate of Designation, and, if adopting a new certificate of designation and issuing a new security is not possible for any reason or if the Company is able to adopt a new certificate of designation and issue a new security, but such security does not provide the holder of the Preferred Share with all of the rights and benefits that the Investor anticipated could be received by the holder of the Preferred Share under the Certificate of Designation, then so long as the Investor Parties in the aggregate hold at least 10% of the outstanding Common Stock (including for this purpose, shares of Common Stock issuable upon exercise of the Warrant or issued pursuant to this Agreement or any other warrants, options or similar rights held by the Investor Parties, but excluding, for avoidance of doubt, any other warrants, options or similar rights held by any other Persons), to the extent the Investor is prevented from electing any Series A Directors, appointing and soliciting proxies for, as applicable, for up to five (5) persons nominated by the Investor to serve on the Company’s board of directors to the same extent as it does for any of its other nominees to the board of directors).

Section IV

CERTAIN DEFINITIONS

4.1                                 Definitions.  The following terms have the meanings set forth below:

“Affiliates” of any particular Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person.  For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Percentage” as applied to any Investor Party on any date shall mean, a fraction (expressed as a percentage), the numerator of which is the aggregate number of shares of Common Stock owned (which for this purpose include shares of Common Stock issuable upon exercise of the Warrant and any other Dilutive Rights) by such Investor Party on such date and the denominator of which is the sum of the total number of shares of Common Stock outstanding on such date plus the total number of shares of Common Stock issuable upon exercise of any Dilutive Rights, including the Warrant and other Dilutive Rights held by the Investor and/or its Affiliates.

“Common Stock” means the Company’s Common Stock, par value $.01 per share, and any capital stock of any class of the Company hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Company; provided, that with respect to the shares of Common Stock issuable upon the exercise of the Warrant, “Common Stock” means the Company’s Common Stock, par value $.01 per share.

“Dilutive Rights” means options, warrants or other rights to subscribe for or purchase Common Stock of the Company, to the extent the exercise price for the foregoing on the applicable date is equal to or less than the market price of the Company’s Common Stock.

“Equity Securities” shall mean (a) any capital stock of the Company (including Common Stock), (b) any warrants, options, or other rights to subscribe for or to acquire, directly or indirectly, capital stock of the Company, whether or not then exercisable or convertible, (c) any stock, notes, or other securities or indebtedness which are convertible into or exchangeable for, directly or indirectly, capital stock of the Company, whether or not then convertible or exchangeable, (d) any capital stock of the Company issued or issuable upon the exercise, conversion, or exchange of any of the securities referred to in clauses (a) through (c) above, and (e) any securities issued or issuable directly or indirectly with respect to the securities referred to in clauses (a) through (d) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, consolidation, or other reorganization.

“Person” means an individual, a partnership, a joint venture, a corporation, a limited liability company, a trust, an unincorporated organization and a government or any department or agency thereof.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

“Transaction Documents” means this Agreement (including the Annexes hereto), the Amended Credit Agreement, the Registration Rights Agreement, the Consulting Agreement, and the Indemnification Subordination Agreements.

Section V

MISCELLANEOUS

5.1                                 Survival of Representations and Warranties.  The representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, regardless of any investigation made by the Investor on its behalf, as follows:

(a)                                  the representations and warranties in Section 2.1(a) (Organization, Authorization and Significant Subsidiaries), Section 2.1(b) (Capitalization), Section 2.1(c) (Preferred Share), Section 2.1(d) (The Warrant and Warrant Shares), Section 2.1(e) (Authorization; No Breach), Section 2.1(f) (Amended Credit Agreement), Section 2.1(k) (Brokerage), Section 2.2(a) (Status), Section 2.2(b) (Authorization; No Breach), Section 2.2(c), (Accredited Investor), Section 2.2(d) (Investment Intent), Section 2.2(e) (Investor Capacity), Section 2.2(f) (Due Diligence), Section 2.2(g) (Unregistered Securities) and Section 2.2(h) (Certain Tax Matters) shall survive indefinitely; and

(b)                                 the representations and warranties in Section 2.1(g) (Company Financial Statements), Section 2.1(h) (No Material Adverse Effect), Section 2.1(i) (Reports) and Section 2.1(j) (Amended Credit Agreement Representations and Warranties) shall survive for two (2) years from the Closing Date;

provided, that any representation or warranty in respect of which indemnity may be sought under Section 3.3 above, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 5.1 if notice of the inaccuracy or breach or potential inaccuracy or breach thereof giving rise to such right or potential right of indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

5.2           Amendment.  No amendment of any provision of this Agreement will be effective unless made in writing and signed by a duly authorized officer of each party.

5.3           Waiver.  The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.  No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

5.4                                 Counterparts and Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.  Executed signature pages to this Agreement may be delivered by electronic facsimile (including via electronic mail) and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

5.5                                 Governing Law.  This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without giving effect to principles of conflicts of law or choice of law that would compel the application of the substantive laws of any other jurisdiction.

5.6                                 WAIVER OF TRIAL BY JURY.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LITIGATION, ACTION, PROCEEDING, CROSS-CLAIM, OR COUNTERCLAIM IN ANY COURT (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF, RELATING TO OR IN CONNECTION WITH (I) THIS AGREEMENT OR THE VALIDITY, PERFORMANCE, INTERPRETATION, COLLECTION OR ENFORCEMENT HEREOF OR (II) THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, AUTHORIZATION, EXECUTION, DELIVERY, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

5.7                                 Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow); (ii) one day after sent by reputable overnight express courier (charges prepaid); or (iii) five (5) days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices, demands and communications to the Company and the Investor shall be sent to the addresses indicated below.

(A)                              If to the Investor:

Sun Accuride Debt Investments, LLC

5200 Town Center Circle, Suite 600

Boca Raton, Florida 33486

Attention: Jason H. Neimark, Brian Urbanek and C. Deryl Couch

Facsimile: (561) 394-0540

Email: jneimark@suncappart.com, burbanek@suncappart.com and

dcouch@suncappart.com

and

Sun Accuride Debt Investments, LLC
11111 Santa Monica Blvd., Suite 1050
Los Angeles, California 90025
Attention: Michael J. Satzberg
Facsimile: (310) 473-1119
Email: msatzberg@suncappart.com

with a copy to:

Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Attention: Douglas C. Gessner, P.C., Gerald T. Nowak and Jeremy S. Liss
Facsimile: (312) 861-2200
Email: dgessner@kirkland.com, gnowak@kirkland.com and jliss@kirkland.com

(B)                                If to the Company:

Accuride Corporation
7140 Officer Circle
Evansville, Indiana 47715
Attention: David K. Armstrong
Facsimile: (812) 962-5426
Email: dkarmstr@accuridecorp.com

with a copy to:

Latham & Watkins LLP

Sears Tower, Suite 5800

233 South Wacker Drive

Chicago, Illinois 60606

Attention: Christopher D. Lueking

Facsimile: (312) 993-9767

Email: christopher.lueking@lw.com

5.8           Entire Agreement.  This Agreement (including the Annexes hereto) and the other Transaction Documents set forth the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes and replaces all prior agreements, understandings and representations, oral or written, with regard to such matters; provided, that notwithstanding the foregoing, nothing in this Agreement shall affect any rights any party may have under the Fee Letter Agreement, except as set forth in Section 3.8, or that certain Letter Agreement dated as of October 31, 2008 by and between the Company and Sun Group regarding assignment of indebtedness of the Company.

5.9                                 Assignment; Successors and Assigns.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except (i) an assignment, in the case of a merger or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity which is the survivor of such merger or consolidation or the purchaser in such sale or (ii) an assignment by the Investor of any or all of its rights hereunder (including under any other Transaction Document) to any of its Affiliates (such Affiliate, an “Affiliate Assignee”).  The actions of the Investor and/or any Affiliate Assignees shall be aggregated for purposes of all thresholds and limitations herein and in the Registration Rights Agreement to the extent (i) the Investor transfers any or all of its rights hereunder to any Affiliate Assignee prior to the Closing and/or (ii) the Investor or any Affiliate Assignee transfers any Issued Securities to any Affiliate Assignee following the Closing.  All covenants, promises and agreements by or on behalf of the parties contained in this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

5.10                           Severability.  If any provision of this Agreement or a Transaction Document, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

5.11                           No Third-Party Beneficiaries.  Except as expressly set forth in Section 3.2(c) and Section 3.3, nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investor, any benefits, rights, or remedies.

5.12                           Interpretation.  The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”  No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.  Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Last Out Debt Agreement as of the date first written above.

SUN ACCURIDE DEBT INVESTMENTS, LLC

By:	/s/ Michael J. McConvery
Name:	Michael J. McConvery
Title:	Vice President

ACCURIDE CORPORATION

By:	/s/ William M. Lasky
Name:	William M. Lasky
Title:	President and Chief Executive Officer

Signature Page to Last Out Debt Agreement

ANNEX A

Amended and Restated Bylaws

[See Exhibit 3.1]

ANNEX B

Certificate of Designation

[See Exhibit 3.2]

ANNEX C

Warrant

[See Exhibit 4.1]

ANNEX D

Registration Rights Agreement

[See Exhibit 4.2]

ANNEX E

Consulting Agreement

[See Exhibit 10.3]

ANNEX F

Form of Indemnification Agreement

[See Exhibit 10.4]

ANNEX G

Indemnification Subordination Agreements

[See Exhibits 10.5, 10.6 and 10.7]

Schedule 2.1(h)

The downturn in the United States and global economies and the related weakness in the overall commercial vehicle market have had certain adverse effects on the Company’s financial condition, results of operations and prospects, including:

•                  significant declines in customer demand, sales, revenue and backlog in comparison to historical norms;

•                  significant increases in the Company’s cost of operations, including, without limitation, the cost of energy and raw materials;

•                  less favorable payment and other terms in agreements with trade creditors;

•                  employee-related costs, asset impairment and other charges related to the Company’s restructuring initiatives announced in September and December of 2008;

•                  a significant reduction in the trading price of the Company’s Common Stock;

•                  a significant reduction in the Company’s global market capitalization resulting in the delisting of the Company’s Common Stock from the New York Stock Exchange;

•                  an impairment in goodwill and intangibles in the third quarter of 2008 as disclosed in the Company’s financial statements;

•                  reductions in the credit rating of the Accuride Corporate Family by Moody’s Investor’s Services and Standard & Poor’s; and

•                  the anticipated lack of compliance with certain financial covenants, including leverage, interest coverage and fixed charge coverage ratios, under the Company’s Fourth Amended and Restated Credit Agreement, dated as of January 31, 2005, as amended, among the Company, Accuride Canada Inc., Citicorp USA, Inc. as administrative agent and the other lenders party thereto, as of December 31, 2008.

In addition, the following factors have also had certain adverse effects on the Company’s financial condition, results of operations and prospects:

•                  the resignation of John R. Murphy as President and Chief Executive Officer of the Company and the resignation of Terrence Keating as the Chairman of the board of directors of the Company; and

•                  a lock-out of members of the United Auto Workers at the Company’s Rockford, Illinois facility beginning in November, 2007 and ending in March, 2008, resulting in $7,7000,000 of one-time charges in 2008.

Schedule 2.1(k)

Brokerage

Fees to be paid to UBS Securities LLC, as set forth in: (i) the Letter Agreement, by and among Accuride Corporation and UBS Securities LLC, dated as November 17, 2008 and (ii) the Letter Agreement, by and among Accuride Corporation and UBS Securities LLC, dated as of March 19, 2008.